Ex-23.d.2.e.i
EXHIBIT A
SUBADVISORY AGREEMENT
BETWEEN
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
and
MORGAN STANLEY INVESTMENT MANAGEMENT INC.
Effective May 1, 2007
Amended May 1, 2009*

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Small Company Fund	0.60% on Subadviser Assets

*	As approved at the January 16, 2009 Board Meeting.
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     IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:
Name:

Title:

ADVISER
NATIONWIDE FUND ADVISORS

By:

Name:

Title:

SUBADVISER
MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:

Name:

Title: